                                                                   Exhibit 1(ww)

                              JANUS INVESTMENT FUND

              CERTIFICATE REDESIGNATING JANUS SMALL CAP VALUE FUND

     The undersigned, being the Secretary of Janus Investment Fund, a Massachusetts business trust with transferable shares (the "Trust"), being duly authorized by a majority of the duly elected and qualified Trustees of the Trust acting pursuant to Sections 3.6 and 4.1 of the Trust's Amended and Restated Agreement and Declaration of Trust dated March 18, 2003, as further amended from time to time (the "Declaration"), does hereby certify that, by affirmative vote of all Trustees of the Trust present at a meeting of the Trustees, duly called, convened and held on November 5, 2007, and upon closing of certain conditions as agreed upon by Janus Capital Management LLC ("Janus Capital") and Perkins Investment Management LLC ("Perkins"), including receipt of approval by shareholders of Janus Small Cap Value Fund (the "Fund") of (i) an Amended and Restated Investment Advisory Agreement between the Trust, on behalf of the Fund, and Janus Capital, and (ii) a new Subadvisory Agreement between Janus Capital and Perkins, with respect to the Fund, such approval of the foregoing obtained at a meeting of the Fund's shareholders on November 25, 2008, the Fund was redesignated as Perkins Small Cap Value Fund, such redesignation to be effective December 30, 2008.

     All of the current rights and preferences of the Fund remain in full force and effect, as set forth in the Declaration.

     The undersigned further certifies that she has been duly authorized by the Trustees of the Trust to take all necessary action to file a copy of this Certificate with the Secretary of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration.

     IN WITNESS WHEREOF, I have hereunto set my hand as of the day and year set forth opposite my signature below.


Dated: December 23, 2008                  /s/ Stephanie Grauerholz-Lofton
                                          --------------------------------------
                                          Stephanie Grauerholz-Lofton, Secretary

                                 ACKNOWLEDGMENT

STATE OF COLORADO             )
                              ) ss.
CITY AND COUNTY OF DENVER     )

     BEFORE ME, the undersigned authority, on this day personally appeared Stephanie Grauerholz-Lofton, Secretary of Janus Investment Fund, a Massachusetts business trust, who, after being first duly sworn, stated that she executed the foregoing document for the consideration therein expressed and in the capacity therein stated.

     SUBSCRIBED AND SWORN TO this 23rd day of December, 2008

My Commission Expires:


06/08/11                                  /s/ Lynn D. Williams
                                          --------------------------------------
                                          Notary Public

                                          [Notary Seal]